FORM 5

[ ] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

[ ] Form 3 Holdings Reported

[x] Form 4 Transactions Reported

                U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

INNELLA                        JAMES                          D.
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(Last)                        (First)                     (Middle)

                             6905 N.W. 25TH STREET
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                              (Street)

MIAMI                           FLORIDA                   33122
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol

                        Aviation Sales Company (AVS)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year  December 31, 1998

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5. If Amendment, Date of Original     (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

___   Director                         ___   10% Owner
[X]   Officer (give title below)       ___   Other (specify below)

  VP of Issuer and President of Aviation Sales Distribution Services Company,
                             a subsidiary of Issuer
  ---------------------------------------------------------------------------

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7. Individual or Joint/Group Filing
   (Check applicable line)

    X   Form filed by One reporting person
   ___  Form filed by More than One reporting person
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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
                                                                            5. Amount of Securities  6. Ownership    7. Nature of
               2. Transaction                                                  Beneficially Owned      Form:            Indirect
1. Title of       Date            3. Transaction 4. Securities Acquired (A)     at End of Issuer's     Direct (D) or    Beneficial
   Security    (Month/Day/Year)      Code           or Disposed of (D)          Fiscal Year            Indirect (I)     Ownership
                                                 ---------------------------
                                                    Amount   (A) or    Price
                                                             (D)
------------------------------------------------------------------------------------------------------------------------------------

TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          Securities Acquired (A)
   Security                 Price of Derivative Security      (Month/Day/Year)        Code                 or Disposed of (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                (A)      (D)

------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS                  $ 35.25                              6/12/98                    A                25,000

                                                                                                                   10. Ownership of
                                                      7. Title and                         9. Number of                Derivative
                           6. Date Exercisable           Amount of          8. Price of      Derivative Securities     Security:
1. Title of Derivative        and Expiration Date        Underlying            Derivative    Beneficially Owned at     Direct (D) or
   Security                  (Month/Day/Year)            Securities            Security      End of Year               Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------
                             Date      Expiration                 Amount
                          Exercisable      Date      Title       of Shares
------------------------------------------------------------------------------------------------------------------------------------

 STOCK OPTIONS                (1)        6/11/03    COMMON STOCK   25,000                   25,000                      D

                           11. Nature of
                               Indirect
1. Title of Derivative         Beneficial
   Security                    Ownership
------------------------------------------------------------------------------------------------------------------------------------


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STOCK OPTIONS


Explanation of Responses:
(1) The option vests in three equal annual installments with the first installment vesting on 6/12/98.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ James D. Innella                              2/3/99
----------------------------------------     -----------------
** Signature of Reporting Person                    Date
   James D. Innella